POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS

          That I, John Lenihan, have made, constituted and appointed, and BY THESE PRESENTS do make, constitute and appoint each of Gregory Wells and Rosann D. Tafel as my true and lawful attorney for me and in my name, place and stead to execute each Form 3, 4 or 5 required to be executed and filed by me with the Securities and Exchange Commission consistent with Rule 16a-3 promulgated under the Exchange Act of 1934, as amended, and take such other actions on my behalf related to the referenced transactions as they deem necessary and proper, giving and granting unto my said attorneys full power and authority to do and perform all and every act and thing whatsoever, requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as I might or could do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorneys or their substitutes shall lawfully do or cause to be done by virtue hereof.

          This Power of Attorney shall remain in effect through June 15, 2007, or such earlier time as I may revoke it by an instrument in writing, and all such persons not having notice of such revocation may rely hereon.

          IN TESTIMONY WHEREOF, I have hereunto set my hand and seal this 13th day of July, 2006.

/s/ John Lenihan —————————————— JOHN LENIHAN